CONSENT OF EXPERT

February 12, 2015

VIA EDGAR

United States Securities and Exchange Commission

Re:	Northern Dynasty Minerals Ltd. (the "Company")
Registration Statement on Form F-3 dated February 6, 2015 (the "Registration Statement")

I, J. David Gaunt, P.Geo, hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  2014 Technical Report On The Pebble Project, Southwest Alaska, effective December 31, 2014.

and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.

Yours truly,

/s/ J. David Gaunt
_________________________
J. David Gaunt, P.Geo.